Exhibit 99

        Snap-on Reports Sales Increase of 4.6% and EPS of $0.30 for the Third Quarter; Results include $0.15 per Share of Costs to Close Two Facilities, Strong Cash Flow Continues

    KENOSHA, Wis.--(BUSINESS WIRE)--Oct. 22, 2003--Snap-on
Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, today announced third-quarter results for the period ended September 27, 2003.

    -- Net sales were $525.6 million in the third quarter of 2003, an increase of 4.6% compared with $502.4 million in the prior year. A 5.7% increase in sales volume in North American franchised dealer operations was largely offset by a continued decline in equipment and large platform-based diagnostics. Sales of tools for industrial and commercial applications worldwide were flat. Favorable currency translation contributed 3.9% to the increase.

    -- Net earnings were $17.7 million, or $0.30 per diluted share, for the third quarter of 2003 compared with net earnings of $19.2 million, or $0.33 per diluted share, in the prior year. Third-quarter 2003 earnings include the after-tax impact of $8.7 million, or $0.15 per share, in costs associated with the previously announced closure of two hand tool manufacturing facilities, partially offset by $0.05 per share from a lower tax rate in the quarter. Foreign currency effects on diluted earnings per share were negligible in the quarter.

    -- Cash flow from operating activities was $84.4 million in the third quarter of 2003 compared with $63.4 million in the prior year. Free cash flow, comprising cash flow from operating activities less capital expenditures of $5.7 million, was $78.7 million, exceeding net earnings for the period.

    -- Snap-on's balance sheet continued to strengthen in the third quarter of 2003. Net debt, comprising $335.7 million in total debt less $85.4 million of cash, was $250.3 million at third-quarter end, a reduction of $150 million compared with a year ago.

    "We are continuing to see improvements from our Driven to Deliver(TM) strategic initiatives reflected in our financial results. The strong cash flow generation and increasing sales in our franchised dealer business are positive indicators of our progress to date, but we believe there are still clear opportunities for further improvements," said Dale F. Elliott, chairman and chief executive officer. "In spite of the challenges that the weak economies in North America and Europe have presented for our capital goods and industrial businesses, we expect to see further positive results from our Driven to Deliver investments and activities going forward."

    Third-Quarter Results

    Net sales were $525.6 million in the third quarter of 2003, an increase of $23.2 million, or 4.6%, compared with $502.4 million in the third quarter of 2002. Sales increases in the worldwide franchised dealer operations and in Snap-on's facilitation business for new vehicle dealerships were largely offset by decreases in equipment and large platform-based diagnostics. Sales of tools for industrial and commercial applications worldwide were flat. Favorable currency translation was $19.7 million of the third-quarter increase, or 3.9%.
    Net earnings were $17.7 million, or $0.30 per diluted share, in the third quarter of 2003 compared with $19.2 million, or $0.33 per diluted share, in the third quarter of 2002. Third-quarter 2003 earnings include the impact from $13.3 million of pretax costs associated with the previously announced closure of two hand tool manufacturing facilities (principally the recognition of accelerated pension and post-retirement medical plan expenses), as well as $0.7 million pretax for other continuous improvement actions, partially offset by the favorable impact of a lower tax rate in the third quarter 2003. The effective tax rate is expected to be 35% for the fourth quarter of 2003. Currency effects on diluted earnings per share were negligible. The third quarter of 2002 included $1.6 million pretax for ongoing continuous improvement actions and restructuring-related transition actions.
    The benefits of higher sales in the franchised dealer business, improved price realization and savings from prior restructuring activities were offset by unfavorable volume in the worldwide equipment businesses, resulting from the continued weak marketplace demand for capital goods and the near-term impact associated with a realignment of the company's North American equipment marketing and distribution organization. The company's operating earnings were also impacted by $5.6 million for higher year-over-year pension, other retirement and insurance costs. In addition, a LIFO benefit of $5.1 million, reflecting the progress associated with Snap-on's inventory reduction initiative, offset lower manufacturing cost absorption and other inventory-related costs associated with efforts to increase inventory turnover in a weak sales environment.
    Net finance income was essentially flat at $10.0 million in the third quarter of 2003 compared with $10.3 million in the prior year, on flat originations volume. Substantially lower year-over-year debt levels contributed to a $1.1 million decrease in Snap-on's interest expense for the quarter.

    Segment Results for the Third Quarter

    Sales in the worldwide Snap-on Dealer Group were $251.6 million in the third quarter of 2003, an increase of $8.3 million, or 3.4%, compared with $243.3 million in the third quarter of 2002. For the quarter, sales were up 5.7% in the North American franchised dealer business, in line with the growth in sales recorded by the company's franchised dealers to end-users. The growth in sales through franchised dealers was largely offset by lower sales volume of large, platform-based diagnostics equipment sold through the "tech rep" sales organization, which declined significantly year over year, partially reflecting continued weak market demand. Sales were up in international markets due to favorable currency translation. Third-quarter 2003 segment sales include $5.3 million of favorable currency translation.
    Operating earnings for the Dealer Group were $8.2 million compared with $11.7 million a year ago. Benefits from the higher sales volume, favorable pricing realization and prior continuous improvement actions, were more than offset by $11.5 million in costs absorbed by the Dealer Group associated with the previously announced closure of two hand tool facilities. In addition, $2.6 million of higher year-over-year costs for pension, other retirement and insurance were incurred.
    In the Commercial and Industrial Group, sales were $264.6 million in the third quarter of 2003, up $11.6 million, or 4.6%, compared with $253.0 million in the third quarter of 2002. Third-quarter 2003 segment sales include $13.1 million due to favorable currency translation. Equipment sales continued to reflect the depressed economic conditions and the associated impact on sales of capital goods equipment to vehicle repair shops in North America and Europe. The equipment weakness was partially offset by growth in the company's facilitation business. Sales of tools in the industrial and commercial marketplace worldwide were flat. Sales to federal government entities increased and more than offset the continued decline in sales to states and local municipalities.
    The ramp-up of the Technical Automotive Group (TAG) continued in the third quarter, following its second-quarter launch, with sales, sales leads and margins increasing sequentially compared with the second quarter of 2003, despite a traditional seasonal downturn and the difficult economy. As expected, the change in distribution continued to have a near-term negative impact on year-over-year equipment results. The TAG direct sales group was created to enhance Snap-on's existing equipment distribution network and improve the long-term operating margin in that business. Snap-on continues to expect improved equipment sales and profitability trends in the fourth quarter of 2003, and on into 2004, as a result of this action.
    Operating earnings for the Commercial and Industrial Group were $3.8 million in the third quarter of 2003 compared with $9.2 million in the prior year, and up sequentially from $0.8 million in the second quarter of 2003. Segment results for the quarter include $1.8 million of costs absorbed by the Commercial and Industrial Group related to the previously mentioned plant closings. Savings from prior restructuring and ongoing continuous improvement actions were more than offset by the margin impact from an unfavorable sales mix and lower sales volumes, associated with the weak economy and the effect of the TAG ramp-up, as well as higher expenses associated with pension, other retirement and insurance costs.
    Sales in the Diagnostics and Information Group were $79.5 million in the third quarter of 2003, down 6.5% compared with $85.0 million a year ago, including $1.3 million of favorable currency translation in third-quarter 2003. The decline was principally due to lower intersegment sales, with the growth of handheld diagnostics offset by the decline in large platform-based diagnostics (products primarily sold through the Dealer Group's tech rep organization) and the impact resulting from the transfer of certain European equipment production to the Commercial and Industrial Group, which reduced intersegment sales for these products.
    Operating earnings for the Diagnostics and Information Group were $9.1 million in the third quarter of 2003 compared with $8.1 million in the prior year. Savings from prior restructuring initiatives and the increased sales of handheld diagnostics offset the impact of lower volume on large platform-based products.

    Nine-Month Results

    For the nine months of 2003, net sales were $1,633.9 million compared with $1,559.6 million in the first nine months of last year. Net earnings were $61.4 million, or $1.05 per diluted share, compared with $72.9 million, or $1.25 per diluted share, in 2002. Included in 2002 earnings is a cumulative effect after-tax gain of $2.8 million, or $0.05 per diluted share, from the adoption of SFAS No. 142.
    In the Dealer Group, nine-month sales were $797.8 million in 2003 compared with $775.9 million in 2002, and operating earnings were $55.4 million in 2003 compared with $64.6 million a year ago. In the Commercial and Industrial Group, nine-month sales were $819.6 million in 2003 compared with $770.1 million in 2002, and operating earnings were $10.7 million in 2003 compared with $28.6 million a year ago. In the Diagnostics and Information Group, nine-month sales were $231.8 million in 2003 compared with $255.5 million in 2002, and operating earnings were $17.0 million in 2003 compared with $17.4 million a year ago.

    Cash Flow

    Cash flow from operating activities was $84.4 million in the third quarter of 2003 compared with $63.4 million in 2002. For the nine months, cash flow from operating activities was $140.0 million compared with $125.8 million a year ago.
    After payments to shareholders in the form of dividends and share repurchases, the priority has been to use cash flow to lower the company's net debt position. The ratio of total net debt (total debt less cash and cash equivalents) to total invested capital (total net debt plus shareholders' equity) strengthened to 21.2% at the end of the 2003 third quarter from 29.2% at the end of fiscal-year 2002, reflecting both a decrease in net debt and the increase in shareholders' equity, including $79.3 million from currency translation. This is a significant improvement in the ratio from the 32.1% a year ago, and exceeds the company's long-term target range of 30%-35%.
    Another important priority for Snap-on has been to improve its returns on capital by making more effective use of its investment in working capital. The company's target is to improve its working investment (accounts receivable plus inventories less accounts payable) turnover to four turns by the end of 2005. Working investment at the end of the third quarter of 2003 was $751.0 million compared with $755.2 million at year-end 2002, which includes an increase of $50.1 million due to currency translation year to date. As of third-quarter-end 2003, Snap-on achieved 2.8 turns in working investment compared with 2.6 turns for the comparable period a year ago. One important component of working investment, inventory turns, improved to 3.3 turns (based on a rolling 4-quarters average) compared with 2.8 turns for the comparable period a year ago.

    Outlook

    Snap-on will continue to emphasize the consistent and widespread application of its Driven to Deliver strategic framework, including the implementation of performance improvement initiatives. The company remains committed to seeking opportunities for process improvements that will enhance competitiveness and customer responsiveness throughout its global organization.
    Snap-on expects to record in the fourth quarter of 2003 approximately $4 million to $5 million of costs associated with the two aforementioned plant closings, primarily for severance and transition expenses, and approximately $8 million to $9 million in the first quarter of 2004. Savings from these actions are expected to be approximately $12 million annually, beginning in 2004.
    For the remainder of the year, Snap-on expects continued steady growth in demand for tools and handheld diagnostics by vehicle-service technicians. Additionally, while there are indications of improving trends in the overall general economy, these have not yet been reflected in sales improvements of equipment in the industrial and capital goods sectors in which Snap-on participates. As a result of its nine-month results and these marketplace assumptions, Snap-on expects full-year 2003 reported earnings to be in the range of $1.50 to $1.55 per diluted share.
    A discussion of this announcement will be Webcast at 9:00 a.m. CDT today, and supplemental materials are available on the Snap-on Incorporated Web site. An audio replay will be available on the Web site for at least one week following the call. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail about Snap-on is also available on the Snap-on Web site.
    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,700 people worldwide.

    Safe Harbor: Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "believes," "assumes," or "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases underlying such statements and the timing and progress with which Snap-on can continue to achieve savings from its cost reduction and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers and effectively implement new programs; its ability to capture new business; the success of new products and other Profitable Growth initiatives; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; disruption arising from planned facility closures; Snap-on's ability to grow the U.S. dealer network; differences between the actual and estimated return on pension plan assets; and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)


                   Three Months Ended          Nine Months Ended
               --------------------------- ---------------------------
               September 27, September 28, September 27, September 28,
                   2003          2002          2003          2002
               ------------- ------------- ------------- -------------

Net sales            $525.6        $502.4      $1,633.9      $1,559.6
Cost of goods
 sold                (303.8)       (274.6)       (920.6)       (844.7)
               ------------- ------------- ------------- -------------
Gross profit          221.8         227.8         713.3         714.9
Operating
 expenses            (200.7)       (198.8)       (630.2)       (604.3)
Net finance
 income                10.0          10.3          31.7          26.4
               ------------- ------------- ------------- -------------
Operating
 earnings              31.1          39.3         114.8         137.0
Interest
 expense               (5.8)         (6.9)        (18.2)        (22.2)
Other income
 (expense) -
 net                   (2.4)         (2.3)         (6.5)         (5.3)
               ------------- ------------- ------------- -------------
Earnings before
 income taxes          22.9          30.1          90.1         109.5
Income tax
 expense               (5.2)        (10.9)        (28.7)        (39.4)
               ------------- ------------- ------------- -------------
Earnings before
 cumulative
 effect                17.7          19.2          61.4          70.1
Cumulative
 effect of a
 change in
accounting
 principle, net
 of tax                   -             -             -           2.8
               ------------- ------------- ------------- -------------

Net earnings          $17.7         $19.2         $61.4         $72.9
               ============= ============= ============= =============



Earnings per
 share - basic
 and diluted:
Earnings before
 cumulative
 effect               $0.30         $0.33         $1.05         $1.20
Cumulative
 effect of a
 change in
 accounting
 principle,
 net of tax               -             -             -          0.05
               ------------- ------------- ------------- -------------
Net earnings          $0.30         $0.33         $1.05         $1.25
               ============= ============= ============= =============

Weighted-
 average shares
 outstanding:
Basic                  58.3          58.4          58.2          58.2
Effect of
 dilutive
 options                0.1           0.3           0.2           0.3
               ------------- ------------- ------------- -------------
Diluted                58.4          58.7          58.4          58.5
               ============= ============= ============= =============



                         SNAP-ON INCORPORATED
        Net Sales and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                   Three Months Ended          Nine Months Ended
               --------------------------- ---------------------------
               September 27, September 28, September 27, September 28,
                   2003          2002          2003          2002
               ------------- ------------- ------------- -------------

Net sales to
 external
 customers
Snap-on Dealer
 Group               $244.9        $236.5        $777.6        $758.4
Commercial and
 Industrial
 Group                236.0         224.2         729.5         680.8
Diagnostics and
 Information
 Group                 44.7          41.7         126.8         120.4
               ------------- ------------- ------------- -------------
Total net sales
 to external
 customers           $525.6        $502.4      $1,633.9      $1,559.6
               ============= ============= ============= =============

Intersegment
 sales
Snap-on Dealer
 Group                 $6.7          $6.8         $20.2         $17.5
Commercial and
 Industrial
 Group                 28.6          28.8          90.1          89.3
Diagnostics and
 Information
 Group                 34.8          43.3         105.0         135.1
               ------------- ------------- ------------- -------------
Total
 intersegment
 sales                $70.1         $78.9        $215.3        $241.9
               ============= ============= ============= =============

Total net sales
Snap-on Dealer
 Group               $251.6        $243.3        $797.8        $775.9
Commercial and
 Industrial
 Group                264.6         253.0         819.6         770.1
Diagnostics and
 Information
 Group                 79.5          85.0         231.8         255.5
               ------------- ------------- ------------- -------------
Segment net
 sales                595.7         581.3       1,849.2       1,801.5
Intersegment
 eliminations         (70.1)        (78.9)       (215.3)       (241.9)
               ------------- ------------- ------------- -------------
Total
 consolidated
 net sales           $525.6        $502.4      $1,633.9      $1,559.6
               ============= ============= ============= =============

Operating
 earnings
Snap-on Dealer
 Group                 $8.2         $11.7         $55.4         $64.6
Commercial and
 Industrial
 Group                  3.8           9.2          10.7          28.6
Diagnostics and
 Information
 Group                  9.1           8.1          17.0          17.4
               ------------- ------------- ------------- -------------
Segment
 operating
 earnings              21.1          29.0          83.1         110.6
Net finance
 income                10.0          10.3          31.7          26.4
               ------------- ------------- ------------- -------------
Operating
 earnings              31.1          39.3         114.8         137.0
Interest
 expense               (5.8)         (6.9)        (18.2)        (22.2)
Other income
 (expense) -
 net                   (2.4)         (2.3)         (6.5)         (5.3)
               ------------- ------------- ------------- -------------

Earnings before
 income taxes         $22.9         $30.1         $90.1        $109.5
               ============= ============= ============= =============

Segment net sales are defined as total net sales, including both net sales to external customers and intersegment sales, before elimination of intersegment activity. For 2003 reporting, segment operating earnings (for all periods presented) are defined as segment net sales less cost of goods sold and operating expenses, including applicable restructuring and other non-recurring charges. Certain prior-year reclassifications have been made to conform to the 2003 management reporting structure.



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)


                                          September 27,   December 28,
                                              2003           2002
                                          -------------   ------------
                                           (unaudited)
Assets
Cash and cash equivalents                        $85.4          $18.4
Accounts receivable - net of
 allowances                                      561.2          556.2
Inventories - net                                365.2          369.9
Prepaid expenses and other assets                119.1          106.5
                                          -------------   ------------
     Total current assets                      1,130.9        1,051.0

Property and equipment - net                     325.5          330.2
Deferred income tax benefits                      61.5           60.9
Goodwill - net                                   397.5          366.4
Other intangibles - net                           68.6           65.7
Other assets                                     123.9          119.9
                                          -------------   ------------

     Total Assets                             $2,107.9       $1,994.1
                                          =============   ============

Liabilities
Accounts payable                                $175.4         $170.9
Notes payable and current maturities
 of long-term debt                                31.8           56.4
Accrued benefits                                  44.1           40.1
Accrued compensation                              43.3           44.4
Dealer deposits                                   48.4           46.1
Deferred subscription revenue                     31.8           42.5
Income taxes                                      35.9           29.8
Other accrued liabilities                        147.8          122.2
                                          -------------   ------------
     Total current liabilities                   558.5          552.4

Long-term debt                                   303.9          304.3
Deferred income taxes                             35.4           33.6
Retiree health care benefits                      98.4           94.0
Pension liability                                139.6          136.6
Other long-term liabilities                       44.0           42.8
                                          -------------   ------------
     Total Liabilities                        $1,179.8       $1,163.7

Shareholders' Equity
Common stock - $1 par value                      $66.9          $66.9
Additional paid-in capital                        72.0           72.9
Retained earnings                              1,081.9        1,064.2
Accumulated other comprehensive
 income (loss)                                   (43.6)        (123.8)
Grantor stock trust at fair market
 value                                          (138.8)        (147.5)
Treasury stock at cost                          (110.3)        (102.3)
                                          -------------   ------------
     Total Shareholders' Equity                 $928.1         $830.4
                                          -------------   ------------

     Total Liabilities and
      Shareholders' Equity                    $2,107.9       $1,994.1
                                          =============   ============



                         SNAP-ON INCORPORATED
                Supplemental Balance Sheet Information
                          (Amounts in millions)
                              (unaudited)


                                   September 27, September 28,
                                       2003          2002      Change
                                   ------------- ------------- -------

Accounts receivable
Trade accounts receivable                $519.3        $506.4   $12.9
Installment receivables                    49.2          41.3     7.9
Other accounts receivable                  38.3          39.5    (1.2)
                                   ------------- ------------- -------
     Total                               $606.8        $587.2   $19.6
Allowance for doubtful accounts           (45.6)        (39.9)   (5.7)
                                   ------------- ------------- -------
     Total accounts receivable -
      net                                $561.2        $547.3   $13.9
                                   ============= ============= =======

Loss reserves as a % of receivables         7.5%          6.8%


Inventory
Raw materials                             $90.9         $92.4   $(1.5)
Work in process                            47.0          46.2     0.8
Finished goods                            316.8         362.7   (45.9)
Excess of current cost over LIFO
 cost                                     (89.5)        (95.4)    5.9
                                   ------------- ------------- -------
     Total inventory - net               $365.2        $405.9  $(40.7)
                                   ============= ============= =======



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                               Three Months Ended
                                          ----------------------------
                                          September 27,  September 28,
                                              2003           2002
                                          -------------  -------------
Operating activities
Net earnings                                     $17.7          $19.2
Adjustments to reconcile net earnings to
 net cash
provided (used) by operating activities:
Depreciation                                      12.9           12.1
Amortization of intangibles                        0.7            0.5
Deferred income tax provision                      2.6            3.4
Gain on sale of assets                               -           (0.2)
Loss (gain) on mark to market for cash
 flow hedges                                       0.1           (0.9)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
(Increase) decrease in receivables                16.8           38.9
(Increase) decrease in inventories                19.7            6.3
(Increase) decrease in prepaid and other
 assets                                            6.4           20.4
Increase (decrease) in accounts payable           (0.3)         (16.6)
Increase (decrease) in accruals and other
 liabilities                                       7.8          (19.7)
                                          -------------  -------------
Net cash provided by operating activities         84.4           63.4

Investing activities
Capital expenditures                              (5.7)         (11.0)
Proceeds from disposal of property and
 equipment                                         0.2            2.7
                                          -------------  -------------
Net cash used in investing activities             (5.5)          (8.3)

Financing activities
Payment of long-term debt                            -           (0.3)
Increase in long-term debt                           -            2.1
Net increase (decrease) in short-term
 borrowings                                        1.0          (42.7)
Purchase of treasury stock                        (4.3)             -
Proceeds from stock purchase and option
 plans                                             1.6            0.7
Cash dividends paid                              (14.5)         (14.0)
                                          -------------  -------------
Net cash used in financing activities            (16.2)         (54.2)

Effect of exchange rate changes on cash           (0.1)          (0.2)
                                          -------------  -------------
Increase in cash and cash equivalents             62.6            0.7

Cash and cash equivalents at beginning of
 period                                           22.8            6.2
                                          -------------  -------------
Cash and cash equivalents at end of
 period                                          $85.4           $6.9
                                          =============  =============

Supplemental cash flow disclosures
Cash paid for interest                            $6.9           $8.9
Cash paid for income taxes                        $5.0           $1.5



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                                Nine Months Ended
                                          ----------------------------
                                          September 27,  September 28,
                                              2003           2002
                                          -------------  -------------
Operating activities
Net earnings                                     $61.4          $72.9
Adjustments to reconcile net earnings to
 net cash
provided (used) by operating activities:
Cumulative effect of a change in
 accounting
principle, net of tax                                -           (2.8)
Depreciation                                      41.9           37.8
Amortization of intangibles                        1.6            1.3
Deferred income tax provision (benefit)           (5.2)          26.3
Gain on sale of assets                               -           (0.5)
Loss (gain) on mark to market for cash
 flow hedges                                       0.8           (1.6)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
(Increase) decrease in receivables                27.7           40.6
(Increase) decrease in inventories                29.5          (19.0)
(Increase) decrease in prepaid and other
 assets                                          (23.0)          (9.6)
Increase (decrease) in accounts payable           (2.9)          40.4
Increase (decrease) in accruals and other
 liabilities                                       8.2          (60.0)
                                          -------------  -------------
Net cash provided by operating activities        140.0          125.8

Investing activities
Capital expenditures                             (18.7)         (37.3)
Acquisitions of businesses - net of cash
 acquired                                          0.1           (0.8)
Proceeds from disposal of property and
 equipment                                         4.0            6.8
                                          -------------  -------------
Net cash used in investing activities            (14.6)         (31.3)

Financing activities
Payment of long-term debt                         (0.2)          (3.1)
Increase in long-term debt                           -            4.3
Net decrease in short-term borrowings            (22.8)         (65.3)
Purchase of treasury stock                        (8.1)          (6.4)
Proceeds from stock purchase and option
 plans                                             7.8           17.2
Proceeds from termination of interest rate
 swap agreement                                    5.1              -
Cash dividends paid                              (43.6)         (41.8)
                                          -------------  -------------
Net cash used in financing activities            (61.8)         (95.1)

Effect of exchange rate changes on cash            3.4            0.8
                                          -------------  -------------
Increase in cash and cash equivalents             67.0            0.2

Cash and cash equivalents at beginning of
 year                                             18.4            6.7
                                          -------------  -------------
Cash and cash equivalents at end of
 period                                          $85.4           $6.9
                                          =============  =============

Supplemental cash flow disclosures
Cash paid for interest                           $19.3          $24.2
Cash paid (refunded) for income taxes            $13.3          $(2.4)

    CONTACT: Snap-on Incorporated
             Richard Secor, 262-656-5561 (Media)
             William Pfund, 262-656-6488 (Investors)
             www.snapon.com